Exhibit 10.1

AMENDMENT 4

TO

COLLABORATION AND COMMERCIAL LICENSE AGREEMENT

This Amendment 4 to the Collaboration and Commercial License Agreement (“Amendment 4”) is entered into  as of the date that  it  is fully executed (the  “Amendment 4 Effective Date”)  by  and between Mersana Therapeutics, Inc., a Delaware corporation, having its principal place of business at 840 Memorial Drive Cambridge, MA 02139 (hereinafter referred to as “Mersana”)  and Merck KGaA, a  corporation with general partners having its principal place of business at  Frankfurter Str. 250, 64293 Darmstadt, Germany (hereinafter  referred to as “Merck,”  and together  with Mersana,  the “Parties”). This Amendment 4 amends that certain Collaboration and Commercial License Agreement by and between Mersana and Merck dated  June 23, 2014, as  amended on June 1, 2016 (“Amendment 1”), August 12, 2016 (“Amendment  2”), and February 28, 2017 (“Amendment  3”)  (together the “Original Agreement,”  and together with this Amendment 4, the “Agreement”). Capitalized terms used but not defined in this Amendment 4 will have the definition set forth in the Original Agreement.

RECITALS

WHEREAS, the Parties wish to amend the Original Agreement as set forth in this Amendment 4;

WHEREAS, the Parties have agreed to create a Joint Steering Committee to oversee the Project Leaders, Joint  Project Teams and Joint Intellectual Property Committee; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties  hereto, intending to be legally bound, agree as follows:

ARTICLE 1 –  AMENDMENTS

1.1    New Definitions. The following new definitions are hereby added to Article 1 of the Original  Agreement in  alphabetical order:

(a)	“Amendment 4 Effective Date” means [·] 2018.

(b)	“Joint Steering Committee” or “JSC” is defined in Section 2.5.5.1.

1.2    Project   Leaders   Functions  and   Authority.  Section  2.5.2.2  of  the  Original Agreement is hereby deleted in its entirety and replaced with the following:

2.5.2.2     Functions and Authority. The Project Leaders will be responsible for supervising and managing the Research  Programs;  provided that in the  event of a conflict  between the JSC’s responsibilities and the Project Leaders’ responsibilities, the JSC shall have final decision-making authority. The Project  Leaders’ functions will be:

(a)	Overseeing and coordinating the progress, timelines, budget and results of the Research Programs;

(b)

Reviewing and approving each Research  Plan (including the budget  therein) and any proposed  amendments to the Research  Plans proposed pursuant to  Section Error! Reference source not found.,  provided that the Research  Plan (including the budget  therein) for the first and second Designated Targets attached hereto as  Schedule Error! Reference source not found.-1 shall be deemed approved  by the Project Leaders;

(c)	Reviewing each Party’s reports regarding its activities under each Research Plan;

(d)	Deciding whether it is scientifically or technically feasible to create an ADC Directed to the applicable Designated Target in accordance with each Research Plan;

(e)	Deciding whether an ADC meets the applicable Performance Specifications set forth in each Research Plan;

(f)	Approval of any changes to the Strategic IP Plan proposed by the JIPC.

(g)

Resolving any disputes delegated to the  Project Leaders by the JPT or the JIPC, provided that if the Project Leaders are unable to resolve any such dispute within thirty (30) days of the matter first being submitted to the Project Leaders, then the dispute shall be elevated to the JSC; and

(h)	Such other matters as the Parties may mutually agree in writing.

1.3    Joint Project Team Decisions. Section 2.5.3.4 of the Original Agreement is hereby deleted in its  entirety and replaced with the following:

“2.5.3.4     Decisions. The JPT will take action by unanimous consent of the Parties, with each Party  having a single vote, irrespective of the number of members actually in attendance at a meeting (but provided that at least one member from each Party is in attendance), or  by a written resolution signed  by the designated members of each of the Parties. In the event the JPT is unable to secure unanimous consent for a period in excess of thirty (30) days on any matter the decision shall be escalated to the Joint Steering Committee. For clarity, the JPT shall not have the authority to amend the Research  Plan or this Agreement.”

1.4    Creation of the Joint Steering Committee. The following new Section 2.5.5 is hereby inserted immediately following Section 2.5.4.4 of the Original Agreement:

“2.5.5    Joint Steering Committee.

2.5.5.1       Formation and Composition.   Within  ten  (10)  days   of   the Amendment 4 Effective Date, the Parties shall establish a joint steering committee

(the “Joint  Steering Committee” or “JSC”)  composed of three (3)  appointed members of each of Merck and Mersana. A Party may  change one or more of its members on the JSC at any time, subject to  written notice to the other Party’s alliance   manager,  or  elect   to  have  one  (1)  of  its  members  represented  by  a delegate at a meeting of the  JSC, subject to the confidentiality provisions of Section 7. One (1) member from each Party shall alternate in acting as the chairperson of the JSC for one (1) Calendar Year term, with Mersana’s member  chairing the JSC for the first Calendar Year. The chairperson shall not have any  greater authority than any other member on the JSC. The Parties may allow additional employees, including the Parties’ alliance managers, Project Leaders and project managers, to attend meetings of the JSC subject to the confidentiality provisions in Section 7. Each Party’s JSC members shall collectively have sufficient expertise and sufficient seniority  and authority with respect to the applicable Party to make other decisions within the scope of the JSC’s authority, including with respect  to strategic decisions under the Agreement.

2.5.5.2       Functions and Authority. The JSC shall have responsibility for:

(a)	attempting to resolve any disputes arising under any subcommittee of the JSC;

(b)	overseeing the performance and decisions of any subcommittee of the JSC;

(c)	overseeing the performance and decisions of the JPT and Project Leaders and resolving any disputes arising with the Project Leaders or under the JPT or JIPC;

(d)	monitoring the implementation of the Research Programs and Research Plans and approving the going-forward strategy for the Research Programs and Research Plans;

(e)	managing the overall allocation of FTEs and other resources used under each Research Program and approving deviations from the Research Plans with respect to resources allocated by each Party;

(f)	overseeing the activities conducted and any subcommittee formed pursuant to each Supply Agreement;

(g)	overseeing the research, development and manufacturing of

(h)	Licensed Products; and performing such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

2.5.5.3       Subcommittees. The Parties may establish such subcommittees of the JSC as required under this Agreement or as deemed necessary  by the Parties. Each such subcommittee shall consist of an equal number of members designated by each Party, which number shall be mutually  agreed by the Parties. Each Party shall be free to change its members upon notice  to the other or to  send a  substitute member to any subcommittee meeting, subject to the confidentiality provisions of Section 7; provided, however, that each Party shall ensure that at all times during the existence of any subcommittee, its members on such subcommittee have appropriate expertise and seniority, in each case to the extent applicable to the role of the subcommittee. Each subcommittee shall report to, and any disputes under a subcommittee shall be referred to the JSC, subject  to  Section 2.5.5.5.

2.5.5.4       Meetings. During the Term of the  Agreement, the  JSC will  meet  in person or by  teleconference or videoconference at least twice during every Calendar Year. The JSC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided, that no less than one (1) meeting of the JSC during each Calendar Year shall be conducted in person. The JSC also may each choose to meet more frequently on an as needed basis. The Project Leaders will attend all meetings of the JSC, and will report to the JSC progress, timelines and results of each Research  Program  and under  each Research Plan and propose going-forward strategic directions with respect to  each Research Program and Research Plan for approval  by  the JSC. Each Party’s alliance manager will alternate in being responsible for (a) organizing, coordinating and steering  each meeting of the  JSC  and (b) for preparing  and distributing an agenda  for each meeting. The applicable alliance manager will include on the  agenda any item within the scope of the responsibility of the JSC that is requested to be  included by  either Party, and will distribute the agenda to the Parties no less than five (5) days  before  each meeting of the  JSC.  Each Party shall be  responsible for all of its own expenses incurred in connection with participating in the JSC meetings.

2.5.5.5       Decisions.

2.5.5.5.1       Quorum. A quorum is  required for any meeting of the JSC, which quorum will exist if at least one (1) member of each Party is present. If a quorum exists, then the  unanimous consent of all attending members  of the JSC is required in order for any decision to be approved or action taken on behalf of the JSC.

2.5.5.5.2       Decision Making. In the event the JSC is unable to secure unanimous consent on a matter that is subject to its decision-making  authority within fourteen (14)  days of the matter first being submitted to the JSC, the Chief Executive Officer (or equivalent) of Mersana and the Chief Executive Officer (or equivalent) of Merck will meet at a mutually agreed upon time and location for the purpose of resolving such dispute.  If such officers are not able to resolve such dispute within fourteen (14) days of such meeting, then Merck, acting  reasonably and in good faith, shall make the final determination on any  matter related to the Research Programs, which shall be binding on the Parties as though it had been made by a consensus of the JSC; provided, that any amendments to a Research  Plan that would require that Mersana use more FTEs in any period than the maximum number of FTEs required under such Research Plan would require Mersana’s consent, which consent may be withheld in Mersana’s reasonable discretion.

2.5.5.6       JSC Meeting Minutes. The alliance managers shall alternate in preparing and issuing minutes of each meeting of the JSC, which shall be circulated to each member of the JSC for review within twenty (20) days after  each meeting of the JSC.   Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC within five (5) days of receipt of the minutes. In the event that any such objection is not resolved by the mutual agreement of each  Party’s members on the JSC, such minutes will be amended to reflect such unresolved dispute.

2.5.5.7       Duration.   The  JSC   shall  remain  constituted  until   the  Parties mutually agree to disband the JSC.

2.5.5.8       Limitations of Powers of the JSC.   The JSC shall not have the power or authority to amend the Agreement and shall only have those powers that are specifically delegated to it hereunder.”

ARTICLE 2 –  MISCELLANEOUS

2.1     Effectiveness. Except  as set forth in this Amendment 4, all of the terms and conditions of the Original Agreement are hereby ratified and shall remain in full force and effect. Amendments made pursuant to this Amendment 4 shall be effective as of the Amendment 4 Effective Date.

2.2    Conflicts.   In   the  event  of  a   conflict   between   a   provision  of  the  Original Agreement and a provision of this Amendment 4, the provisions of this Amendment 4 will control to the extent of such  conflict.

2.3    Counterparts. This Amendment 4 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be signed or delivered  by facsimile or  electronically scanned signature page.

(The remainder of this page has been intentionally left blank.  The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Amendment 4 to be effective as of the

Amendment 4 Effective Date.

MERSANA THERAPEUTICS, INC.

By :	/s/ Michael Kaufman
Name:	Michael Kaufman
Title:	SVP, CMC

Date:	5/10/2018

MERCK KGaA

By :	/s/ Axel Hoffmann
Name:	Axel Hoffmann
Title:	Director Alliance Management GBD&AM

Date:	5/11/2018

By :	/s/ Tobias Greven
Name:	Tobias Greven
Title:	Head of Legal Business Development

Date:	5/15/2018

[Signature Page to Third Amendment to Amended and Restated Research Collaboration and Commercial License Agreement]